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a) Statement re: Computation of Earnings Per Share

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
                                                                 For the Three Months Ended
                                                                         March 31
                                                                        (Unaudited)
                                                            -----------------------------------
                                                                1999                   1998
                                                            ------------           ------------
Net Loss for Computing Earnings
   Per Common Share                                         $   (109,991)          $   (297,504)


Weighted Average Number of Common Shares
   Outstanding During Each Period Without Dilution            11,143,060              5,349,198

Addition from Assumed Exercise of Common
   Stock Warrants                                                400,500                153,750

Addition from Assumed Conversion of
   Preferred Stock                                               225,000                225,000
                                                            ------------           ------------
                                                              11,768,560              5,727,948
                                                            ============           ============
Net Income Per Common Stock

   Without Dilution                                         $      (0.01)          $      (0.05)

   Fully Diluted                                            $      (0.01)          $      (0.05)
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